EXHIBIT 10.20

i2 Telecom International, Inc. 301 Yamato Road, Suite 2112 Boca Raton, FL 33431 Phone: (561) 994-5379 Fax: (561) 994-5381

OFFER OF EMPLOYMENT

March 22, 2004

Ms. Ming King

60 Descanso Drive, Apt # 01-3425

San Jose, CA 95134

(408)-383-0489

Dear Ming;

I.	Offer and Contingencies.

On behalf of i2Telecom, Inc., I am very pleased to offer you, Ms. Ming King (hereinafter “Employee”), the position with i2Telecom, Inc. (hereinafter the “Company”) of Vice President and General Manager for China, reporting to Tony Zalenski, President and Chief Operating Officer, based upon the following contingencies:

1.	Subject to a satisfactory background check.

2.	Execution of the Confidentiality and Intellectual Property Agreement attached hereto as Attachment “B”.

3.	Continued support of the on-going and contemplated business relationships within China (e.g. China Unicom)

Employee’s duties and responsibilities, which may be revised by the Company, are described in Attachment “A” hereto.

II.	Terms and Conditions.

The terms and conditions of your employment shall be as follows:

1.	The date and time of your employment shall commence immediately upon the satisfaction of the contingencies set forth above (hereinafter referred to as the “Effective Employment Date”).

2.	Starting salary equaling $75,000.00 per annum plus performance bonus equalling $5,000.00 per quarter based on achievement of objectives. Said objectives are to be negotiated with Tony Zalenski, President and COO, within 45 days of start of employment.

3.	Sales Commission The following sales commission schedule is made a part of this offer of employment:

a.	Sales Commission on New Hardware Sales: 5%

b.	Sales Commisson on Gross Network Revenue

•	$1.0 to $10.0M: 1% (0.01)

•	$10.0M to $100.0M: .5% (0.005)

•	above $100.0M: .25% (0.0025)

(Note: Commissions are paid on individual achievement and not on combined sales with another individual) Commissions will be reviewed after the first six (6) months to determine applicability to market conditions.

4.	Stock Options: You will be granted an option to purchase 35,000_ shares of the Company stock pursuant to its Incentive Stock Option plan “in formation” and subject to the shareholders’ adoption. The options will be on a qualified basis to the extent allowed by the Internal Revenue Code and all options in excess of the amount allowable under the Code shall be on a non-qualified basis. The terms of the Stock Option Plan, once adopted, shall apply unless specifically stated otherwise in this paragraph 5. These options would vest over four (4) years from the date of grant at the rate of 1/48 of the total shares on the end of each month following the month of grant. Your options will be granted as of your Effective Employment Date and the price of the options shall be the Fair Market Value as of that date.

5.	Employee is eligible to participate in any annual Bonus Plan, commencing with the Bonus Plan year of 2004, which the Compensation Committee adopts for the Company’s employees. Any such bonus plan which is adopted by the Company shall be implemented at the sole discretion of the Company’s Compensation Committee.

6.	Other employee benefits, including the Employee Stock Purchase Plan, 401(k) Plan, Group Health Insurance Plan and Long Term Disability Insurance Plan will be made available to you once your employment begins, in accordance with the applicable personnel policies/time in service requirements, and availability. For non-US based personnel, health care coverage will be provided on an individual policy basis subject to company review and approval.

7.

In the event that your employment with the Company is terminated by the company “without cause”, you will receive severance pay equal to two (2) weeks of your base compensation which was in effect at the time of hire. “Cause” for termination will exist if (i) you have been convicted of, or plead guilty or nolo contendere to, a felony or a crime involving moral turpitude, or (ii) you breach any of your obligations under our Confidentiality Agreement, or (iii) you prove to be materially dishonest in your employment with the Company, or (iv) you fail to materially perform your assigned job functions and duties, other than such failure resulting from incapacity due to diagnosed physical or mental illness, or (v) if the Company ceases operations for lack of funding.

8.	Your employment with the Company will be on an at-will basis.

9.	You agree not to accept or continue any other employment while working for the Company without the prior written consent of the Company.

10.	The Company agrees to provide Employee with indemnification consistent with that provided to other employees having similar positions with the Company and to the extent allowed by Florida Law, Delaware Law, China Law, and the Company’s by-laws and Certificate of Incorporation.

III.	Non-Competition.

1.	Expressly in consideration for (A) the Company’s agreement to employ Employee under the terms and conditions of this Agreement; and (B) the promises made by the Company in this Employment Agreement and including, without limitation, the payments set forth in Section II, Employee agrees that:

a.	During the employment period, Employee shall not (without the express written approval of the Company’s Board of Directors) directly or indirectly: (A) own (partially or completely) or control through stock (provided that the Employee shall have the right to purchase and hold shares of any company which are publicly held and listed on the New York Stock Exchange, the American Stock Exchange or the NASDAQ National Market System in an amount which constitutes less than 1% of such company’s outstanding shares) or otherwise; or (B) work or render services for, be employed or engaged by, represent in any capacity, or advise or consult (whether or not for compensation), any person, entity (governmental or otherwise) who or which conducts or is involved with any business activity which competes with any VoIP service or VoIP product of the Company.

b.

For a period of one (1) year from and after the termination of employment by either party (except in the event of termination by the Company without cause), Employee shall not directly or indirectly call on, solicit, or take away, or attempt to call on or solicit or take away any of the Company’s customers, which involves any services or product that directly or indirectly competes with any VoIP services or VoIP product of the Company, who or which Employee had contact with solely as a result of his employment with Company or Supercaller Community, Inc.

c.	For a period of one (1) year from and after termination of the employment period by either party (except in the case of termination by the company without cause), Employee shall not directly solicit or advise others to solicit the services of any person who is at the time, an employee, of the Company.

2.	Employee’s promise, duties and obligations made in this Section III shall survive the termination of the employment period by either party (for any reason). If any of the restrictions contained in this Section III are ever judicially held to exceed the geographic or time limitations permitted by law, then such restrictions shall be deemed to be reformed to comply with the maximum geographic and time limitations permitted by law. If Employee breaches any or all of the promises in this Section III, the Company shall suffer immediate, material, immeasurable, continuing and irreparable damage and harm, the remedies at law for Employee’s breach shall be inadequate (and Employee hereby waives the claim or defense that an adequate remedy at law is available), the Company shall be entitled to injunctive relief against Employee in addition to any and all other legal or equitable remedies (including, but not limited to, an action and judgment for damages).

V.	General.

1.	Please be aware that as an employee of the Company, you are required to comply with the provisions of the U.S. Foreign Corrupt Practices Act (a copy of which will be sent to you under separate cover).

2.	To the extent allowable, this agreement will be construed under the State of Florida and U.S. Federal law.

In the event the terms, as outlined herein, are acceptable to you, please execute below and return to i2Telecom International, Inc., Northern Trust Plaza, 301 Yamato Road, Ste. 2112, Boca Raton, Florida 33431 with a copy to Doug Bender at i2Telecom International, Inc., 101 Saginaw Drive, Redwood City, CA 94063.

From the date of signature below, the Employee has a period of one (1) week to conduct review of any documents provided by the Company and to consult with his/her counsel on any issue in this agreement. If for any reason, Employee is dissatisfied with this agreement, Employee shall have the option to terminate this agreement at any time within the one (1) week period by providing written notice to the Company. Upon such termination, all the provisions of this agreement shall become null and void.

Sincerely,

Douglas F. Bender

General Manager & Sr. VP Operations

ACCEPTANCE:

I hereby accept the terms of employment set forth herein, this              day of March 2004.

Ming King

ATTACHMENT “A”

DUTIES AND RESPONSIBILITIES

Summary:

Provide both individual contributions and group leadership in the development, deployment, sales, and support of i2 Telecom’s software and hardware products as well as i2Telecom’s network services.

Primary Duties:

•	Lead and contribute to deployment, sales, and technical and field sales support of i2 products and services within China. The primary focus is to be in the area of sales, sale support and technical expertise on i2 and related products and services.

1.	The initial area of concentration will be in China with a specific focus on China Unicom.

•	Contribute to the development of product roadmaps through customer input from the field.

•	Develop technical expertise on i2 products and related internet and networking products and technologies

•	Contribute to the selection and validation of potential customers, suppliers, and service providers.

•	Work with first and second level customer support representatives to understand product behaviors considered to be defects.

•	Represent i2Telecom to Solectron Shanghai as i2Telecom’s in-country representative.

•	Represent i2Telecom at a senior management level to China Unicom.

ATTACHMENT “B”

CONFIDENTIALITY AND INTELLECTUAL

PROPERTY AGREEMENT

This agreement covers the period of employment by i2Telecom International, Inc. (the “Company”) of Ming King (“Employee”).

I acknowledge that this agreement is required as a condition to my employment with the Company and covers all activities during the period of employment. I acknowledge the sufficiency of consideration for this agreement and also acknowledge that part of the consideration is any compensation received from the company. This agreement does not require any additional compensation from the company. As an employee, I agree to the following terms and conditions:

1.	During the employment period, Employee shall promptly disclose to the Company all Inventions (as defined below) and keep accurate records relating to the conception and reduction to practice of all Inventions. A report shall be submitted by Employee upon completion of any studies or research projects undertaken on the Company’s behalf whether or not in the Employee’s opinion a given project has resulted in an Invention. Such records shall be the sole and exclusive property of the Company, and the Employee shall surrender possession of the records to the Company upon any suspension or termination of Employee’s employment with the Company.

2.	During the employment period, Employee hereby assigns to the Company, without additional consideration to Employee, the entire right, title and interest in and to the Inventions and Work Product (as defined below) and in and to all copyrights, patents, trademarks and any and all other proprietary rights therein or based thereon. Employee agrees that the Work Product shall be deemed to be a “work made for hire.” Employee shall execute all such assignments, oaths, declarations and other documents as may be prepared by the Company to obtain and maintain United States and/or foreign letters patent or other registrations in connection with any Invention or Work Product, to vest the entire right in any Invention or Work Product and related applications and registration in the Company and to otherwise effect the foregoing.

3.	The Company, without additional consideration to Employee, shall have the exclusive worldwide and perpetual right to use, make, and sell products and/or services derived from any Inventions, Work Product and other discoveries, concepts, ideas, applications, methods, formulas, techniques, improvements or know-how, whether or not within the scope of Inventions or Work Product but which are obtained, created or made by the Employee during the employment period with the use (other than incidental use) of the Company’s facilities or materials.

4.	Employee shall provide the Company with all information, documentation, and assistance the Company may reasonably request to perfect, enforce or defend the proprietary rights in or based on the Inventions and Work Product. The Company, in its sole discretion, shall determine the extent of the proprietary rights, if any, to be protected in or based on the Inventions and Work Product. All such information, documentation and assistance shall be provided by Employee at no additional expense to the Company, except for out-of-pocket expenses which Employee incurred at the Company’s request.

5.	Inventions shall mean all inventions, processes, methods, formulas, techniques, improvements, modifications and enhancements that relate, at the time of conception or reduction to practice of the invention to the Company’s business, or actual or demonstrably anticipated research or development of the Company, whether or not patentable, made or conceived by Employee, whether or not during the hours of Employee’s employment or with the use of the Company’s facilities, materials or personnel, either solely or jointly, during the employment period, and all inventions, processes methods, formulas, techniques, improvements, modifications and enhancements, whether or not patentable, made or conceived by Employee with the use (other than incidental use) of the Company’s facilities or materials.

6.	Work Product shall mean all documentation software, creative works, know-how and information created, in whole or in part, by Employee during Employee’s employment by the Company with respect to any business of the Company, whether or not copyrightable or otherwise protectable, excluding Inventions; and all documentation, software, creative works, know-how and information created, in whole or in part, by Employee during Employee’s employment by the Company made or conceived by Employee with the use (other than incidental use) of the Company’s facilities or materials, whether or not copyrightable or otherwise protectable, excluding Inventions.

7.	All memoranda, notes, records or other documents made or compiled by the Employee or made available to him during the employment period concerning the business of the Company shall be the Company’s property and shall, if in the possession or under the control of the Employee, be delivered to the Company on the termination of the Employee’s employment. The Employee shall not use for himself or others, or divulge to others, any proprietary or confidential information of the Company, obtained by him as a result of his employment, unless authorized by the Company. For purposes of this agreement, the term “proprietary or confidential information” shall mean all information which is known only to the Employee or to the Employee and the employees, former employees, consultants or others in a confidential relationship with the Company and relates to specific matters such as trade secrets, marketing programs, customers, potential customers and vendor lists, pricing and credit techniques, program codes, software design know-how, research and development activities, private processes, and books and records, as they may exist from time to time, which the Employee may have acquired or obtained by virtue of work performed for or on behalf of the Company or which he may acquire or may have acquired knowledge of during the performance of said work, and which is not known to others, or readily available to others from sources other than the Employee or officers or other employees of the Company, or is not available to the public.

8.	In the event of a breach or a threatened breach by the Employee of the provisions of this Agreement, the Company shall be entitled to an injunction restraining the Employee from disclosing, in whole or in part, the aforementioned proprietary or confidential information of the Company. Nothing herein contained shall be construed as prohibiting the Company from pursuing any other remedies available to the Company for such breach or threatened breach, including the recovery of damages from the Employee.

9.	Employee hereby warrants and represents that he is not prohibited by any agreement or the order of any court from entering into and carrying out the terms of this agreement.

10.	This agreement shall be construed with, and be governed by, the laws of the State of California without giving effect to the principles of conflicts of laws.

11.	This instrument contains the entire understanding and agreement between the parties relating to the subject matter hereof and all prior oral and written agreements are extinguished, and neither this agreement nor any provision hereof may be waived, modified, amended, changed, discharged or terminated, except by an agreement in writing signed by the party against whom enforcement of any waiver, modification, change, amendment, discharge or termination is sought.

12.	If any one or more of the provisions of this agreement shall be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

13.	The obligation of the Employee not to disclose proprietary or confidential information shall survive for five (5) years after the termination of employment. However, Employee shall not be obligated to protect proprietary and confidential information which a) is rightfully received by the Employee from another party without restriction, or b) (except as noted in paragraph 5 hereof) is known or developed by the Employee independently without the use of Proprietary of Confidential Information, or c) is or becomes generally known to the public by other than a breach of duty hereunder by Employee, or d) has been or is hereafter furnished to others by Company without restriction on disclosure, or e) is required to comply with judicial or government proceedings.

IN WITNESS WHEREOF, I have hereto executed this Agreement on this              day of March 2004.

Ming King

Date: